EXHIBIT 99.1

Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

Affymetrix Announces Preliminary Fourth Quarter Revenue of $84 Million and Implements Corporate Restructuring to Accelerate Path to Profitability

•	Preliminary fourth quarter revenue of $84 million.
•	Restructuring expected to result in savings of approximately $25 million on an annualized basis
•	The Company prepaid entire senior debt principal of $9.6 million due in 2013

Santa Clara, Calif.—January 8, 2013 —Affymetrix, Inc., (NASDAQ: AFFX) today announced that based on preliminary financial data, the Company expects total revenue for the fourth quarter of 2012 will be approximately $84 million, including $18 million from its eBioscience business unit. Excluding eBioscience, the Company's revenue increased by 1% as compared to the fourth quarter of 2011, and eBioscience's revenue increased by approximately 5% as compared to the fourth quarter of 2011. For fiscal 2012, the Company expects total revenue of approximately $295 million.

The company also announced that it prepaid $9.6 million of its senior-secured debt and is implementing a corporate restructuring to accelerate the Company's path to profitability. The restructuring is expected to result in annualized savings of approximately $25 million based on 2013 run rates, of which $5 million is in cost-of-goods sold. As part of the restructuring, Affymetrix expects that more than 100 employees will leave the company, representing about 8% of its work force. The company expects to record a charge of approximately $7 million, the majority of which will be incurred during the first quarter of 2013.

"This restructuring will drive operational efficiency, and together with the sharpened focus of our development and commercial priorities, will accelerate our return to profitability," said Dr. Frank Witney, president and chief executive officer.

In conjunction with this announcement, the Company's EVP and general counsel John F. (Rick) Runkel will retire from Affymetrix effective March 31, 2013. Mr. Runkel will be succeeded by Ms. Siang Chin.  Ms. Chin joined the company in 2007 as vice president, chief corporate counsel.   Ms. Chin has practiced law for over 15 years; prior to joining the Company, she was associated with the law firms of Shearman & Sterling and Slaughter and May. The Company expects to retain Mr. Runkel in a consulting capacity to ensure a smooth transition.  In addition, the Company's EVP and CFO Tim Barabe will also retire from Affymetrix. Mr. Barabe will continue in his current capacity while the Company conducts a search for a successor.

"I would like to thank Tim and Rick for their years of service and the contributions that they have made to Affymetrix, including their efforts to ensure a smooth transition.  I will personally miss them as friends and colleagues," Dr. Witney said.

"This restructuring will help to improve our free-cash flow in 2013 and beyond, as well as enable us to accelerate the repayment of our senior debt," stated Tim Barabe, EVP & CFO. "In December we prepaid $9.6 million of our senior secured debt representing the entire principal due in 2013. This payment was funded in part from the sale of our manufacturing facility in Sacramento. We have reduced our senior debt to $73 million and cash-on-hand at year-end was approximately $35 million."

Affymetrix's management team will host a conference call on Thursday January 31, 2013 at 2:00 p.m. PT.  A live webcast can be accessed by visiting the Investor Relations section of the Company's website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (877) 407-4812, international: (201) 689-8345.

A replay of this call will be available from 5:00pm PT on Thursday January 31, 2013 until 8:00pm PT on February 7, 2013 at the following numbers: 877-660-6853 (domestic), 201-612-7415 (international). The pass code to access the conference call is 406352. An archived webcast of the conference call will be available under the investor relations section of the company's website at www.affymetrix.com.

About Affymetrix
Affymetrix technology is used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and nonprofit research institutes. More than 2,200 systems have been shipped around the world and almost 26,000 peer-reviewed papers have been published using the technology.  Affymetrix is headquartered in Santa Clara, California, and has manufacturing facilities in Cleveland, Ohio, and Singapore.  eBioscience is headquartered in San Diego, California and has manufacturing facilities in San Diego and Vienna, Austria.  Including eBioscience, the Company has about 1,000 employees worldwide and maintains sales and distribution operations across Europe, Asia and Latin America.

Forward-Looking Statements

Affymetrix has not filed the Form 10-k for fiscal 2012. As a result, all financial results described in this press release should be considered preliminary, and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the company is in a position to complete these filings.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix's "expectations," "beliefs," "hopes," "intentions," "strategies" or the like.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: Affymetrix's ability to timely and successfully integrate and realize the anticipated savings from this corporate restructuring; strategic benefits and costs savings or other synergies of the acquisition of eBioscience in a cost-effective manner while minimizing the disruption to its business; risks that eBioscience's future performance may not be consistent with its historical performance; risks relating to Affymetrix's ability to make scheduled payments of the principal of, to pay interest on or to refinance its indebtedness;  risks relating to Affymetrix's ability to successfully develop and commercialize new products, including its ability to successfully develop and commercialize novel molecular solutions based on eBioscience's portfolio of reagents; risks relating to past and future acquisitions, including the ability of Affymetrix to successfully integrate such acquisitions into its existing business; risks of Affymetrix's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; risks relating to Affymetrix's ability to generate cash after interest and principal payments; uncertainties relating to technological approaches; risks associated with manufacturing and product development; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and other SEC reports. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:
Affymetrix, the Affymetrix logo, GeneChip, and all other trademarks are the property of Affymetrix, Inc.